UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 18, 2012

________________________

National Instruments Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25426	74-1871327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 North MoPac Expressway
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 338-9119
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Annual Incentive Program

National Instruments Corporation (“NI” or the “Company”) maintains an annual incentive cash bonus program (the “AIP”) for its executives (other than Dr. James J. Truchard, the Company’s President and Chief Executive Officer), Business and Technology Fellows and Research and Development Fellows.  On February 18, 2012, the Compensation Committee approved amendments to the AIP.  Under the amended AIP, the Compensation Committee may, in its sole discretion and at any time, (i) reduce or eliminate a participant’s target or actual award and/or (ii) reduce or eliminate the amount allocated to the bonus pool for all participants.  The Compensation Committee may determine the amount of any reduction on the basis of such factors as it deems relevant in its discretion. Under the amended AIP, NI’s President may take the same actions with respect to AIP awards to non-executive Vice Presidents, Business and Technology Fellows and Research and Development Fellows.  The amended AIP also provides that the bonus amounts of 30% of salary (or, in the case of the Senior Vice President of Sales, 30% of salary plus targeted commission) for Executive Vice Presidents and Senior Vice Presidents and 20% of salary for Vice Presidents, Business and Technology Fellows and Research and Development Fellows will now be considered targets rather than maximums.  Therefore, it is now possible under the AIP for participants to earn bonuses of less than, equal to, or more than these specified target percentages.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Annual Incentive Program, as amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:
David G. Hugley Vice President & General Counsel and Secretary

Date:  February 24, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Annual Incentive Program, as amended